Exhibit 99.1

Rogers Corporation Completes Acquisition of MTI Global Inc. Silicones Business Assets

ROGERS, Conn.--(BUSINESS WIRE)--May 4, 2009--Rogers Corporation (NYSE: ROG) announced today that on April 30, 2009, it completed the transaction on the previously announced intent to acquire certain assets of MTI Global Inc.’s (Toronto: MTI.TO) silicones business for US $7.4 million. These assets include product lines, technology, and manufacturing equipment at MTI Global Inc.’s Bremen, Germany and Richmond, Virginia, USA, plant locations.

Robert D. Wachob, Rogers’ President and CEO commented; “I am pleased to complete this acquisition as it provides the Company with opportunities to grow our current high performance silicone products and expand on the newly acquired technologies. This will enhance our portfolio of innovative materials solutions into existing and new markets to assist in the overall growth of the Company.”

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, Rogers’ maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers. ® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2008 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of May 4, 2009 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorporation.com